UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2023

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WisdomTree, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

250 West 34th Street

3rd Floor

New York, NY 10119

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WT	The New York Stock Exchange
Preferred Stock Purchase Rights	WT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 20, 2023, WisdomTree, Inc. (the “Company”) entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Gold Bullion Holdings (Jersey) Limited (the “Seller”), a subsidiary of the World Gold Council, pursuant to which the Company repurchased from the Seller 13,087 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series C Preferred Stock”), which were convertible into 13,087,000 shares of common stock. The repurchased shares of Series C Preferred Stock were originally issued to the Seller on May 10, 2023, in connection with the Company’s entry into a Sale, Purchase and Assignment Deed with the Seller and other parties to terminate the Company’s obligations relating to contractual gold payments.

As consideration for the transactions contemplated by the Repurchase Agreement (collectively, the “Stock Repurchase”), the Company agreed to pay the Seller aggregate cash consideration of approximately $84.4 million (the “Aggregate Purchase Price”), such Aggregate Purchase Price to be paid in four installments. The Company paid the initial consideration to Seller on the closing date of the Stock Repurchase in the amount of $40 million (the “Initial Repurchase Consideration”). The Company agreed to pay to the Seller the Aggregate Purchase Price, minus the Initial Repurchase Consideration, in three equal, annual installments (each installment, a “Deferred Purchase Price Payment”) on the first, second, and third anniversaries of the closing date of the Stock Repurchase. In the event that a Deferred Purchase Price Payment is not paid by the Company within ten business days of such payment becoming due, the applicable Deferred Purchase Price Payment will bear interest at a rate of 10% through the date of actual payment of the Deferred Purchase Price Payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, compounding monthly).

The Repurchase Agreement contains customary representations and warranties. The Stock Repurchase closed on November 20, 2023, and the shares of Series C Preferred Stock have been cancelled and retired. The Stock Repurchase was unanimously approved by the Board of Directors of the Company.

The foregoing summary of the Repurchase Agreement is qualified in its entirety by the full text of the Repurchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entry into the Repurchase Agreement, the Company and the Seller also entered into a Termination Agreement on November 20, 2023, which terminated the Investor Rights Agreement by and between the Company and the Seller dated as of May 10, 2023 (the “Investor Rights Agreement”). The terminated Investor Rights Agreement formerly provided the Seller with certain rights and obligations with respect to its shares of Series C Preferred Stock, including registration rights.

The foregoing summary of the Termination Agreement is qualified in its entirety by the full text of the Termination Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with entry into the Repurchase Agreement, on November 20, 2023, the Company filed a Certificate of Elimination to its Amended and Restated Certificate of Incorporation, as amended (the “Charter”) with the Secretary of State of the State of Delaware, eliminating from the Charter all references to the Series C Preferred Stock set forth in the Company’s Certificate of Designations with respect to its Series C Preferred Stock. No shares of Series C Preferred Stock were outstanding at the time the Certification of Elimination was filed. The Certificate of Elimination became effective on November 20, 2023.

The foregoing summary of the Certificate of Elimination is qualified in its entirety by the full text of the Certificate of Elimination, a copy of which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 20, 2023, the Company issued a press release announcing the Stock Repurchase, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Elimination of Series C Non-Voting Convertible Preferred Stock of WisdomTree, Inc.
4.1	Termination Agreement, dated as of November 20, 2023, by and between Gold Bullion Holdings (Jersey) Limited and WisdomTree, Inc.
10.1	Stock Repurchase Agreement, dated as of November 20, 2023, by and between WisdomTree, Inc. and Gold Bullion Holdings (Jersey) Limited
99.1	Press Release, dated November 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree, Inc.

November 20, 2023	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary